EXHIBIT (15)

                       MITCHELL HUTCHINS SECURITIES TRUST
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

      Mitchell Hutchins Securities Trust hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act") on behalf of its current two distinct series, PaineWebber Enhanced S&P 500 Fund and PaineWebber Enhanced Nasdaq-100 Fund, and any series that may be established in the future (referred to hereinafter collectively as the "Funds" and individually as a "Fund").

A.    GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:

      1. CLASS A SHARES. Class A shares of each Fund are sold to the general public subject to an initial sales charge. The initial sales charge for each Fund is waived for certain eligible purchasers and reduced or waived for certain large volume purchases.

      The maximum sales charge for PaineWebber Enhanced S&P 500 Fund is 3% of the public offering price for Class A shares of the Fund.

      The maximum sales charge for Class A shares of any other Fund that invests primarily in equity securities or in a combination of equity and debt securities is 4.5% of the public offering price.

      The maximum sales charge for Class A shares of a Fund that invests primarily in debt securities is 4% of the public offering price.

      Class A shares of each Fund are subject to an annual service fee of 0.25% of the average daily net assets of the Class A shares of the Fund paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      Class A shares of each Fund are subject to a contingent deferred sales charge ("CDSC") on redemptions of shares (i) purchased without an initial sales charge due to a sales charge waiver for purchases of $1 million or more and (ii) held less than one year. The Class A CDSC is equal to 1% (0.50% for PaineWebber Enhanced S&P 500 Fund) of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class A shares of each Fund held one year or longer and Class A shares of each Fund acquired through reinvestment of dividends or capital gains distributions on shares otherwise subject to a Class A CDSC are not subject to the CDSC. The CDSC for Class A shares of each Fund will be waived under certain circumstances.

      2. CLASS B SHARES. Class B shares of each Fund are sold to the general public subject to a CDSC, but without imposition of an initial sales charge.

      The maximum CDSC for Class B shares of PaineWebber Enhanced S&P 500 Fund is equal to 3% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of

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redemption. The higher CDSC applies if the shares being redeemed were acquired through an exchange with a fund that has a higher CDSC.

      The maximum CDSC for Class B shares of each other Fund is equal to 5% of the lower of: (i) the net asset value of the shares at the time of purchase or
(ii) the net asset value of the shares at the time of redemption.

      Class B shares of each Fund held six years or longer and Class B shares of each Fund acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

      Class B shares of each Fund are subject to an annual service fee of 0.25% of average daily net assets. Class B shares of PaineWebber Enhanced S&P 500 Fund are subject to an annual distribution fee of 0.40% of average daily net assets of the Class B shares and the Class B shares of each other Fund are subject to an annual distribution fee of 0.75% of average daily net assets of the Class B shares. These service and distribution fees are paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      Class B shares of each Fund convert to Class A shares approximately six years after issuance at relative net asset value.

      3. CLASS C SHARES. Class C shares of each Fund are sold to the general public without imposition of an initial sales charge.

      Class C shares of each Fund are subject to an annual service fee of 0.25% of average daily net assets. Class C shares of PaineWebber Enhanced S&P 500 Fund are subject to an annual distribution fee of 0.40% of average daily net assets of Class C shares and the Class C shares of each other Fund are subject to an annual distribution fee of 0.75% of average daily net assets of the Class C shares. These service and distribution fees are paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act. Class C shares of PaineWebber Enhanced S&P 500 Fund are subject to a CDSC on redemptions of Class C shares held less than one year equal to .65% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class C shares of each other Fund are subject to a CDSC on redemptions of Class C shares held less than one year equal to 1% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption.

      Class C shares of each Fund held one year or longer and Class C shares of each Fund acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC. The CDSC for Class C shares of each Fund will be waived under certain circumstances.

      4. CLASS Y SHARES. Class Y shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees.

      Class Y shares of each Fund are available for purchase only by: (i) employee benefit and retirement plans, other than individual retirement accounts and self-employed retirement plans, of Paine Webber Group Inc. and its


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affiliates; (ii) certain unit investment trusts sponsored by PaineWebber
Incorporated ("PaineWebber"); (iii) participants in certain investment programs that are currently, or will in the future be, sponsored by PaineWebber or its affiliates and that charge a separate fee for program services, provided that shares are purchased through or in connection with such programs; (iv) investors purchasing $10,000,000 or more at one time in any combination of PaineWebber proprietary funds in the Flexible Pricing System; (v) an employee benefit plan qualified under section 401 (including a salary reduction plan qualified under section 401(k)) or section 403(b) of the Internal Revenue Code (each an "employee benefit plan"), provided that such employee benefit plan has 5,000 or more eligible employees; (vi) an employee benefit plan with assets of $50,000,000 or more; and (vii) any investment company advised by PaineWebber or its affiliates.

B.    EXPENSE ALLOCATIONS OF EACH CLASS:

      Certain expenses may be attributable to a particular Class of shares of each Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

      In addition to the distribution and service fees described above, each Class may also pay a different amount of the following other expenses:

            (1) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

            (2)   Blue Sky fees incurred by a specific Class of shares;

            (3)   SEC registration fees incurred by a specific Class of shares;

            (4) expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

            (5) Trustees' fees incurred as a result of issues relating to a specific Class of shares;

            (6) litigation expenses or other legal expenses relating to a specific Class of shares; and

            (7) transfer agent fees identified as being attributable to a specific Class.

C.    EXCHANGE PRIVILEGES:

      Class A, Class B and Class C shares of each Fund may be exchanged for shares of the corresponding Class of other PaineWebber mutual funds or may be acquired through an exchange of shares of the corresponding Class of those funds. Class Y shares of the Funds are not exchangeable.



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      These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into funds that are legally registered for sale in the investor's state of residence.

D.    CLASS DESIGNATION:

      Subject to approval by the Board of Trustees of Mitchell Hutchins Portfolios, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.


E.    ADDITIONAL INFORMATION:

      This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Fund contains additional information about the Classes and each Fund's multiple class structure.


F.    DATE OF EFFECTIVENESS:

      This Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to any Fund unless such action has first been approved by the vote of a majority of the Board and by vote of a majority of those trustees of the Fund who are not interested persons of Mitchell Hutchins Securities Trust.



                                                ___________, 2000


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